ImageWare Systems, Inc.

Q2 2014 Earnings Conference Call

August 11, 2014

Operator:

Good afternoon everyone and thank you for participating in ImageWare Systems’ Corporate Update Call to highlight their progress since its last update on May 12th, 2014.  Joining us today, are ImageWare System’s Chairman and CEO Mr. Jim Miller and the Company's CFO Mr.  Wayne Wetherell.  Following their remarks, we’ll open the call for your questions.

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the US Private Securities Litigation Reform Act of 1995.  Words such as anticipate, believe, estimate, expect, forecast, intend, may, plan, project, predict, if, should and will and similar expressions as they relate to ImageWare Systems Inc. are intended to identify such forward-looking statements.  ImageWare may from time to time update these publicly announced projections but it is not obligated to do so.  Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur.  These projections are subject to change and could differ materially from final reported results.

For a discussion of such risks and uncertainties see Risk Factors in ImageWare’s Annual Report on Form 10-K for the fiscal year ended December 31s, 2013, its quarterly reports on Form 10-Q for the quarter ended June 30th, 2014, and its other reports filed with the Securities and Exchange Commission under the Securities 3 Exchange Act of 1934 as amended.  Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the dates on which they are made.

I would like to remind everyone that this call will be available for replay through September 11th, 2014 starting at 8:00 PM Eastern Time tonight.  A webcast replay will also be available via the link provided in today’s press release, as well as available on the Company’s website at www.iwsinc.com.  Any redistribution, retransmission or rebroadcast of this call in any way without the expressed written consent of ImageWare Systems Inc. is strictly prohibited.

Now, I would like to turn the call over to the Chairman and Chief Executive Officer of ImageWare Systems, Mr. Jim Miller.  Sir, please go ahead.

Jim Miller:

Thank you and good afternoon to you all.  As you saw at the close of the market today, we reported financial results for the second quarter ended June 30, 2014.

I’d like to begin today’s call by speaking first about some specific financial results for the quarter and afterwards I’ll walk you through some of the recent developments and the progress we’re making at ImageWare.

In the second quarter of 2014, total revenue was 937,000 versus 1.0 million in the second quarter of 2013.  Gross margin in the second quarter of 2014 increased 410 basis points to 75.2% compared to 71.1% in the year-ago quarter.  The increase was primarily due to the increase in the percentage of software license revenues as a component of product revenues.

Net loss in the second quarter of 2014 was 2.1 million or $0.02 per basic share, compared to a net loss of 5.6 million or minus $0.07 per basic share in the second quarter of 2013.  The 5.6 million loss in 2013 included a 4.0 million charge for changes in the fair market value of derivative liabilities.

At June 30, 2014, cash and cash equivalents totaled 1.4 million compared to 2.4 million at December 31, 2013.  We currently carry no debt and continue to hold a 3.5 million unsecured line of credit from two of our board members, including our largest shareholder Neil Goldman.  Based upon both current and projected cash levels, our anticipated new contracts as well as the line of credit, we do not expect to require any incremental equity capital to fund our current operations at this time.

The second quarter was highlighted by the signing of a $1 million contract to implement a multi-modal biometric drivers license system for the state of Baja California in Mexico.  Awarded to us via prime contractor on the project our software will help generate more than 1 million drivers licenses over the next three years.    We will help to deploy the system of governmental offices in the largest cities in the state, including Tijuana, Mexicali, Tecate and Rosarito, as well as implement mobile stations throughout the state, receiving a one-time license fee for our software upon delivery and ongoing payments for our professional services and maintenance as delivered.  The project will begin in the third quarter, and in fact it will get underway next week.

The contract represents the introduction of a new breed of turn-key ImageWare products available to governments with features that require very little customization and allow us to secure a significant payment upfront.  Using this new approach in pursuing government contracts, the deal flow can proceed more quickly and profitably for ImageWare while providing a faster return on investment for our government customers.  It also allows for greater scalability of our product delivery terms.

In the second quarter, one of our partners that we have worked with at several airports, GCR, introduced AirportIQ Secure Credentials which combines core biometric and credentialing functionality provided by ImageWare with business automation and other components built by GCR.

This solution, which we expect to be used at other airports, is essentially the same solution we have provided at Los Angeles World Airport and is now being marketed by GCR worldwide.  On that subject, we also expect to recognize revenue from the completion of Los Angeles World Airport, totaling approximately $1 million in the third quarter of 2014.

As we’ve indicated in past calls, we remain active in the marketplace, currently targeting large IT integrators with established cloud offerings that could become cloud ID distributors.  We’ve been working with a number of world-class companies in this regard.  Our strategy to target these large IT service providers and provide security for and over their clouds is showing traction as demonstrated by our partnerships with Fujitsu, T-Systems and most recently IBM.

Our contract with Fujitsu to jointly market a cloud-based multi-modal biometric identity management solution continues to progress.  On April 1st, which marks the start of Fujitsu’s fiscal year, Fujitsu established the dedicated sales force to sell our products and services in the Americas, and accelerated the launch of the partnership product to Fujitsu’s global clients.

We currently have three proof-of-concept pilots in progress and Fujitsu has now opened sales for it’s on our joint product offering in Japan, China, and Australia along with its continuing efforts in North America.  During our last call, we reported that we had commenced substantive discussions with a major international retailer for our cloud ID solution.  We are pleased to announce today that we’ve reached an agreement in principle for a three-year contract with this international retailer, which is one of the world’s largest.  The biometric products will be licensed on a service fee model, generating revenue from an initial license fee per person and a recurring monthly license fee thereafter.  We believe that this will be a very significant event for us as it represents the first of many clients which have not only seen the utility of the cloud ID product, but have also purchased the product as a service under the new revenue model we introduced earlier this year.  This revenue model is transformative as it provides ImageWare with regular, sustainable revenues and replaces the peak and valley model that is so common in government business.  We expect to execute the definitive agreements very quickly.

This is an agreement that is taken in excess of six months to achieve.  As we’ve said previously, it’s impossible to predict exact timing of deals especially with these large corporations.  We are engaged in many discussions directly and through our partners with companies in the retail, healthcare, transportation, banking and financial sectors.  There are a lot of moving parts as these companies conduct their tests, build their business cases and their marketing strategies.  Each company will be different but their interest is their common denominator and the timing is symptomatic of a desire to find the best solution that works even if it takes a bit longer.

In the first quarter, we also announced our partnership with T-Systems, the wholly-owned subsidiary of Deutsche Telecom, in Germany.  With almost 200 million customers, Deutsche Telecom is one of the world’s leading telecommunication and information technology service companies, represented in approximately 50 countries across the globe.  T-Systems will enable us to enter untapped markets, such as Europe, Middle East and Latin America.  We’re making excellent progress with our partners at Deutsche Telecom.  As discussed on our previous call, Deutsche Telecom has identified our first joint customer in the German National railway or Deutsche Bahn.

We are working to provide a secure payment system for mobile devices.  This implementation will provide around 12,000 mobile devices with the IWS GoMobile product and will be on a service revenue basis under a multi-year contract.  We are anticipating a fourth quarter start to this project.

Additionally, earlier this month, we presented our solution to the German government for use in the German National Healthcare System to secure patient records.  The German government, as many of us are around the world, very concerned about ensuring the privacy of data and information.  It has shown a high degree of interest in the multi-modal biometric platform solution we’re offering through Deutsche Telecom, due to the flexibility and ease of use it provides.  You will be hearing more about this from us by the end of the third quarter of this year.

We are also at work in Germany to install our multi-modal solution and several key pilot projects in the German banking system.  These are revenue generating pilots and we expect them to be online in the fourth quarter of this year.  The solutions we are developing involve secure ATM cards for a single banking institution which, in turn, will be used as a reference for other financial institutions in the nation, while the other pilot involves securing internal infrastructures within the bank.

Our partnership secured during the second quarter with IBM is to provide multi-modal biometric user authentication and cloud-based identity management, over the IBM Cloud Platform, code named Bluemix.  IBM marks our third secure agreement with a major cloud partner, and we expect more to come.

These large established partners offer the support, brand name and worldwide cloud infrastructure needed to seamlessly distribute our products.

Given this recent partnership, IBM Bluemix customers will now be able to leverage ImageWare’s identity as a service, a cloud-based multi-modal biometric identity management and user authentication platform to easily provide user authentication solutions that meet their customers specific business needs.  IBM clients can rapidly deploy our solutions when building applications in IBM Bluemix, which may include out-of-band authentication, mobile biometrics, mobile payment, desktop security, and more.  While IBM’s cloud marketplace is in the early stages and remains in beta mode, we’ve already received referrals from their customers, several of whom we are in active discussions with.  We expect the marketplace to be upgraded later this year to provide full commercial support for our services.

As we move forward, we continue to view intellectual property as a key component to our overall strategy.  We currently have 12 patent applications pending to augment the nine we hold in the United States around our biometric and mobile technologies.  In addition to our strong US patent portfolio, we have been awarded patents on our multi-modal biometric engine technology in Canada, Australia and China, and have applications pending in Europe and Mexico.

ImageWare’s proven track record of government experience, executing best-of-breed patented fully compliant biometric solutions will drive the standards for commercial and consumer adoption.  As we’ve stated we are on track to accomplish our goals and we continue to build the backlog of opportunity that gives us great optimism as we move forward.

We expect new recurring revenue streams to come online in the third quarter and the fourth quarter from our partnerships with Fujitsu and T-Systems and we believe the steps we are taking to advance our cloud, SaaS and mobile offerings will continue to build shareholder value.

Now, I’d like to throw it open to answer any questions you might have.

Operator:

Thank you.  If you would like to signal with a question, please press star, one, on your touch-tone telephone.  If you are joining us today using a speaker phone, please make sure your mute function is turned off to allow your signal to reach our equipment.  Again, that is star, one, if you would like to signal with a question, and we’ll pause for just a moment.

Our first question will come from Michael Malouf with Craig-Hallum Capital Group.

Ross Licero:

Hi.  Thanks for taking my question.  This is Ross Licero on for Mike.

Jim Miller:

Hey, Ross.

Ross Licero:

Congratulations on the win.  That’s was— that’s big news.

Jim Miller:

Yes, we think so too.  Thank you.

Ross Licero:

Just wanted to know, could you give us a little bit more color on the pipeline from the Fujitsu partnership?

Jim Miller:

Yes.  Fujitsu is out there really aggressively calling on customers, and their customers are, as we’ve said in the previous call, almost by definition really large other companies and they don’t sell to small companies.  They’re mostly Fortune 1000, Fortune 500 global multinationals.  They are in various stages, and they run the gamut.  As we’ve said, they focus on retail, health care and financial services.  They are active in all three sectors.  Some are further along than others.  But when I—you know, in terms of what does that mean?  We are on many of these on a fourth, fifth meeting kind of thing.  These are not initial cold calls.  These are companies that have heard and seen the products demonstrated.  Some of them have, as we’ve said, fired up proof-of-concepts so they can see them running, and they’re now back to, okay how can we take this and move ahead to market?  As I said in my remarks, I mean this involves them building their business cases, their marketing strategy and we should all keep in mind that we’re treading new ground here.  There’s no playbook for people that have introduced biometric or mobile biometric technology to these big companies.  So, what has worked for them in the past, it may or may not be an easy place to start.  In many cases we’re working with them to build the business cases from scratch for new and clearly disruptive technologies.  But that said, while the process is at different stages depending on the company you ask, it’s really—I can't underestimate the excitement that’s been generated by what Fujitsu is doing.  They’re a big company.  They are focused on making this a success, and we really like the way this is going.  I think our investors will too.

Ross Licero:

Okay, great.  With the major international retailer, do you have any—could you give us any color on timing for their …?

Jim Miller:

Yes.  We’re probably about four to five weeks away from actual start.  There’s some things that they have to do on their side in terms of putting up some hardware, and so we’re waiting on that.  Summer is always a difficult time.  Now—I wish it weren’t, but it is; so many people with other things than attending to business.  But we’re really close now to kicking that off.  Again, I think, a pretty exciting development.

Ross Licero:

Great.  Thanks a lot.

Jim Miller:

You bet.  Thank you, Ross.

Operator:

Once again, if you would like to signal with a question, please press star, one.  Again, that is star, one.  The next comes from Bob Clutterbuck with Clutterbuck Capital Management.

Bob Clutterbuck:

Hi, Jim.  How are you?

Jim Miller:

Hey, Bob.

.

Bob Clutterbuck:

Jim, one of my questions has already been asked, but I just have two quick ones.  When you talked about Fujitsu, it was my understanding that originally we signed a contract with Fujitsu North America and Fujitsu to divide it up into three parts, Fujitsu Japan, Fujitsu North America, and Fujitsu Other and we did not sign on Fujitsu Japan at the time.  Are we now with Fujitsu Japan also, or do I not have this right?

Jim Miller:

No, you had it right, Bob.  Originally the agreement was central and centralized in North America, but Fujitsu has gotten excited about the product and the possibilities and they have now green lit the rollout to all Fujitsu divisions around the world.

Bob Clutterbuck:

And when— did they do that in the last recently or?

Jim Miller:

Actually, I think right around the last conference call they—and I think we said so at the time, I’d have to go back and check my remarks.  But yes, they opened it up and they have started calling on some of their accounts in Japan and China, as I said.

Bob Clutterbuck:

Right.  And could you expand a little bit on Deutsche government healthcare?  Again, it might be a little bit repetitious from what you’ve said.  When do you expect that kicking in?

Jim Miller:

Well, our partners at Deutsche Telecom think that there’ll be some movement on that actually before the end of September, but certainly in the fourth quarter of this year.

Bob Clutterbuck:

They’re not a commitment yet; it’s just a maybe at this point.

Jim Miller:

Well, Deutsche Telecom has agreements in place to provide certain things to that system.  So, this would be an additional thing under the existing agreements they have in place.  Yes, it’s a pretty—you know, obviously it’s a target focus of ours and the idea of securing patient records and data with biometrics is an idea who’s time has come a long time ago in our mind.

Bob Clutterbuck:

I’ll echo my congratulations.  A major retailer, we’ll be looking forward to hearing as much news as we can on that one when (inaudible).

Jim Miller:

Yes.  Thank you.  More to come very soon.  Yes.

Bob Clutterbuck:

Okay.

Operator:

And the next question will come from Tony Fisch with Tony Fisch Consulting.

Tony Fisch:

Good afternoon guys.

Jim Miller:

Hi, Tony.  How are you?

Tony Fisch:

Good, Jim.  Congratulations on your win with I guess what was pretty clear to me a very large or one of the largest global retailers.  I imagine it’s sensitive and you guys can't quite talk about it.  It sounds like you have that agreement in principal.  When you mention getting going in four to five weeks, can we expect more of an official announcement prior to that and, if that’s the case, will you be able to identify that company and go into details of the applications and opportunities?

Jim Miller:

Sort of yes, yes and yes.  Yes, as you know Tony, timing is everything so, we’re kind of in a—you know this call is in kind of an interesting time phase of this.  We have the agreement in principal where we believe that the definitive agreement will be signed very quickly.  And yes, at that point, we’ll talk more about the project and the identity of who is involved.

Tony Fisch:

Awesome.  A follow-up question on Deutsche Telecom T-Systems.  The Deutsche Bahn is the second largest transportation company in the world which I think its great opportunity for ImageWare.  Are there opportunities and other applications that you’re talking to T-Systems and the Deutsche Bahn on in terms of implementing multi-modal biometrics?

Jim Miller:

Yes, there are, and actually not just Deutsche Telecom but Fujitsu as well in the transportation sector.  There’s a lot of interest in rail, airline, shipping, in order to authenticate identities of passengers, of freight, of people that ship and receive, so it’s—and internal systems in terms of accessing the transportation companies own internal computers, documents, records.  Yes, I think it’s a fertile ground.  We’re sort of looking at it now as sort of a fourth target focus in addition to retail, healthcare and financial services.

Tony Fisch:

That’s exciting.  Well congratulations on—we’re looking really forward to hearing more detail on your major retail win and maybe that’ll set the tone for a great enterprise opportunity for the company.

Jim Miller:

Thank you, Tony.  Much appreciated.  Thank you.

Operator:

Thank you.  At this time, this concludes our question and answer session.  I would now like to turn the call back over to Mr. Miller for closing remarks.

Jim Miller:

Thank you.  As we speak with shareholders, some of you have asked us, with all the need for this product you read about it in the papers and it’s pretty widely talked about, why don’t things move a little quicker? You’ve heard us in the past speak of the critical function that process plays in the progression from initial contact to closed sale.  Some of you, we’re sure, simply look at those comments as sort of an excuse from performance that might be offered by companies in our situation, but we have to tell you, that couldn’t be further from the truth in our case.  Disruptive technology, and make no mistake, that’s exactly what the ImageWare Solution is offering, represents an opportunity to remake in a groundbreaking way the way the world does things.  Just as it in all of our non-business lives, a break from the past is not a casual leap and it’s not made without a thoughtful process.  It’s no different in business.  So there is a time element involved in all of our discussions and this is particularly so as we deal with large multi-national corporations where there may be management in several countries involved.  Fortunately for all of us this appears to be a process of several months, not years, as we have some times and too often seen in our government projects, and we can definitively and confidently tell you that we’re in the process directly as well as through our partners with a number of very significant companies around the world.  You will see the successful results of this process very shortly.  We are incredibly excited about our future and we can't wait to show you and tell you why.

We look forward to updating you as we move ahead and speaking to you at the end of our next quarter.  In the meantime, thank you for participating in today’s call and we’ll look forward to speaking with you again on our next call.

Operator:

Thank you.  That does conclude today's conference.  We do thank you for your participation today.